Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 10, 2020, except for the effects of the reverse stock split discussed in Note 2, as to which the date is February 1, 2021, relating to the financial statements which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-252136) of Bolt Biotherapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-252136) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 4, 2021